CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

BRANDES INVESTMENT TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.              Name of Statutory Trust:  Brandes Investment Trust (the "Trust").

2.              The Certificate of Amendment to the Certificate of Trust is hereby amended to add Article NINTH and TENTH as follows:

NINTH:  On November 17, 2011, the Trust’s Board of Trustees approved the establishment of the Brandes International Small Cap Fund, as a new series of the Trust, to commence operations on or about February 1, 2012.

TENTH:  On November 17, 2011, the Trust’s Board of Trustees approved the establishment of the Brandes Corporate Focus Yield Fund, as a new series of the Trust, to commence operations on or about February 1, 2012.

3.              This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 12th day of January 2012.

By:                 /s/Debra McGinty-Poteet
Debra McGinty-Poteet, Trustee